UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2022

MIMEDX GROUP, INC.

(Exact name of registrant as specified in charter)

Florida	001-35887	26-2792552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 West Oak Commons Ct., NE, Marietta GA 30062
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (770) 651-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MDXG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2022, MiMedx Group, Inc. (the “Company”) entered into an Interim Executive Employment Agreement (“Employment Agreement”) with K. Todd Newton, which provides for the following compensation in connection with Mr. Newton’s service as Interim Chief Executive Officer: (i) a monthly salary of $54,166.67, (ii) reimbursement for reasonable expenses incurred traveling to and from the Company’s headquarters to conduct Company business, (iii) temporary corporate housing at the Company’s headquarters location, and (iv) a grant of restricted stock units representing 200,000 shares of the Company’s common stock (the “Sign-On RSUs”), which were granted to Mr. Newton on September 15, 2022. The Sign-On RSUs will vest, subject to Mr. Newton’s continued employment with the Company or service to the Company as a director, on the one year anniversary of the grant date (the “Vesting Date”); provided, however, that if Mr. Newton’s employment is terminated prior to the Vesting Date on account of his death or Disability (as defined in the Company’s 2016 Equity and Cash Incentive Plan (the “Plan”)) or due to the appointment of a permanent Chief Executive Officer or without Cause (as defined in the Employment Agreement), the Sign-On RSUs will vest in full, and if his employment is terminated prior to the Vesting Date in connection with a Change in Control (as defined in the Plan), the Sign-On RSUs will be treated in accordance with and governed by Section 14.05 of the Plan. Under the terms of the Employment Agreement, Mr. Newton will also be entitled to participate in the Company’s bonus and incentive programs, as determined by the Company’s board of directors, and all benefit programs.

On September 15, 2022, the Company entered into a Separation Agreement and General Release with Timothy R. Wright, the former Chief Executive Officer of the Company (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, including Mr. Wright’s execution and non-revocation of a release of claims against the Company, Mr. Wright will receive the compensation to which he is entitled under the Letter Agreement, by and between the Company and Mr. Wright, dated as of April 8, 2019 (the “Letter Agreement”) in the case of a termination (without a prior Change in Control) by the Company for reasons other than for Cause (as defined in the Letter Agreement). The Letter Agreement was previously filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Form 8-K, filed May 9, 2019.

In accordance with the Letter Agreement and pursuant to the terms of the Separation Agreement and Mr. Wright’s general release of all claims against the Company, the Company will pay Mr. Wright (i) the gross total sum of $3,105,000.00, which is equal to 24 months of Mr. Wright’s salary at the time his employment terminated on September 3, 2022 (the “Separation Date”) plus two times his annual target base bonus amount under the Company’s annual cash incentive plan as of the Separation Date. Mr. Wright is also eligible for up to 24 months of COBRA continuation coverage under the Company’s medical, dental and vision plans. Pursuant to the terms of the Separation Agreement, Mr. Wright has agreed to provide consulting services to the Company to the extent needed and requested by the Company (up to eight hours per week) for which he will be compensated at a rate of $500 per hour.

The foregoing descriptions of the Employment Agreement, the Sign-On RSUs and the Separation Agreement are not complete and are subject to, and qualified in their entirety by reference to the text of the Employment Agreement, the Restricted Stock Unit Agreement and the Separation Agreement, which are included as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Interim Executive Employment Agreement, by and between MiMedx Group, Inc. and K. Todd Newton, dated September 14, 2022

10.2	Restricted Stock Unit Agreement, by and between MiMedx Group, Inc. and K. Todd Newton, dated September 15, 2022

10.3	Separation Agreement and General Release, by and between MiMedx Group, Inc. and Timothy R. Wright, dated September 15, 2022

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Date: September 16, 2022	By:	/s/ Peter M. Carlson
Peter M. Carlson,
Chief Financial Officer